UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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CABLEVISION SYSTEMS CORPORATION

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The following communication was sent by Cablevision Systems Corporation to its employees on May 2, 2007:
This memorandum is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Cablevision, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Cablevision.
MEMORANDUM

TO:	All Cablevision Employees

FROM:	Charles Dolan and James Dolan

DATE:	May 2, 2007

SUBJECT:	Dolan Family Group Agreement to Acquire Cablevision
We wanted to let you know that we have announced, via the attached press release, that the Dolan Family Group has reached an agreement with the Board of Directors to acquire Cablevision, and all of its assets including Rainbow Media and Madison Square Garden. We are very enthusiastic about this agreement and the future of Cablevision as a privately held company.
As many of you know, the Dolan family founded Cablevision as a private company nearly 35 years ago. In 1986, the company turned to the public markets to fuel its growth and expansion. Now, as we look to the future, we believe the best way to continue this tradition in today’s increasingly competitive environment is as a privately held company. This new structure and an entrepreneurial perspective will position us well for the future.
As chairman and chief executive, we both recognize that our employees are primarily responsible for the growth and success of this company and are extremely proud of all you have accomplished. Simply put: you are Cablevision’s most important assets.
Through your efforts, Cablevision has achieved an extraordinary record over the past 35 years. We have helped revolutionize the cable industry, leading the development and deployment of the most advanced cable network in the country. We have provided our customers with the most popular video, voice and high-speed data services of any cable company, anywhere. Our many, high-quality national and regional networks at Rainbow Media have a solid record of programming achievement. And our New York sports teams and entertainment businesses as well as venues like Madison Square Garden, Radio City Music Hall and the Beacon Theatre are iconic brands cherished not only by New Yorkers, but also by people around the world.
As we look at the future, we are confident in the prospects for Cablevision and, as always, will operate in order to meet the long-term competitive environment and to achieve business objectives.

We will do our best to answer questions you may have about this announcement and keep you informed as the transaction progresses.
In the meantime, we thank you for continuing to focus on your jobs with the dedication, enthusiasm and commitment that have made Cablevision so successful. We look forward to working together to seize the opportunities that lie ahead.